Exhibit 99.5

Consent of Lucid Capital Markets, LLC

May 13, 2024

Board of Directors

ARCA biopharma, Inc.

10170 Church Ranch Way, Suite 100

Westminster, CO 80021

Re: Registration Statement on Form S-4 of ARCA biopharma, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 2, 2024, to the Board of Directors of ARCA biopharma, Inc. (“ARCA”) as Annex B to, and to the reference thereto under the headings “Prospectus Summary — Opinion of Lucid Capital Markets to the ARCA Board,” “The Merger — Background of the Merger,” “The Merger — ARCA’s Reasons for the Merger,” and “The Merger — Opinion of Lucid, ARCA’s Financial Advisor, to ARCA’s Board of Directors” in the proxy statement/prospectus relating to the proposed merger involving ARCA and Oruka Therapeutics, Inc. (“Oruka”), which such proxy statement/prospectus forms a part of ARCA’s and Oruka’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Lucid Capital Markets, LLC
LUCID CAPITAL MARKETS, LLC

LUCID CAPITAL MARKETS, LLC

570 Lexington Ave, 40th Floor

New York NY 10022